Exhibit 4.8

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance	Void after
December 24, 2014	December 24, 2024

CHARGEPOINT, INC.
WARRANT TO PURCHASE SHARES OF SERIES E PREFERRED STOCK

For good and valuable consideration, this Warrant is issued to Ares Capital Corporation or its assigns (the “Holder”) by ChargePoint, Inc., a Delaware corporation (the “Company”), in connection with that certain Loan and Security Agreement dated as of the date hereof, by and between the Company and the Holder (the “Loan Agreement”).

1. Purchase of Shares.

(a) Number of Warrant Shares. Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to 809,126 fully paid and nonassessable shares of the Company’s Series E Preferred Stock (as adjusted pursuant to Section 7 hereof) (the “Series E Preferred Stock”). This Warrant shall initially be exercisable for 404,563 shares of Series E Preferred Stock (the “Initial Shares”). Upon the funding of the Second Tranche (as defined in the Loan Agreement), this Warrant shall become exercisable for up to 404,563 additional shares of Series E Preferred Stock, with the exact number of shares that become exercisable equal to (i) five percent (5%) of the amount actually borrowed by the Company in the Second Tranche divided by (ii) the Exercise Price (as defined below), rounded upward to the nearest whole number.

(b) Exercise Price. The exercise price for the shares of Series E Preferred Stock issuable pursuant to this Section 1 (the “Warrant Shares”) shall be $1.2359 per share (the “Exercise Price”). The Warrant Shares and the Exercise Price shall be subject to adjustment pursuant to Section 7 hereof.

2. Exercise Period. Subject to the provisions of Section 1, this Warrant shall be exercisable, in whole or in part, during the term commencing on the date hereof and ending on the earliest of (i) 5:00 p.m. PST on the date ten years after the Date of Issuance noted above, (ii) 5:00 p.m. PST on the date that is three years after the consummation of the Company’s Initial Public Offering (as defined below) or (iii) the closing of a “Change of Control” as defined in the Company’s Amended and Restated Certificate of Incorporation on file with the Secretary of State of the State of Delaware, as the same may be amended from time to time (the “Restated Certificate”).

3. Method of Exercise.

(a) While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i) the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Warrant Shares being purchased.

(b) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificate for the Warrant Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificate.

(c) As soon as practicable after the exercise of this Warrant, in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of Warrant Shares to which such Holder shall be entitled, and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal to the number of such Warrant Shares called for on the face of this Warrant minus the number of Warrant Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above or Section 4 below.

4. Net Exercise. In lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to such Holder a number of Warrant Shares computed using the following formula:

X =	Y(A — B)
A

Where

X	= The number of Warrant Shares to be issued to the Holder.

Y	= The number of Warrant Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A	= The fair market value of one (1) Warrant Share (at the date of such calculation).

B	= The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section 4, the fair market value of a Warrant Share shall mean the average of the closing price of the Warrant Shares (or equivalent shares of Common Stock underlying the Warrant Shares) quoted in the over-the-counter market in which the Warrant Shares (or equivalent shares of Common Stock underlying the Warrant Shares) are traded or the closing price quoted on any exchange or electronic securities market on which the Warrant Shares (or equivalent shares of Common Stock underlying the Warrants) are listed, whichever is applicable, as published in The Wall Street Journal for the ten (10) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Warrant Shares were traded over-the-counter or on such exchange). In the event that this Warrant is exercised pursuant to this Section 4 in connection with the Company’s consummation of the issuance and sale of shares of common stock of the Company in the Company’s first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Initial Public Offering”), the fair market value per Warrant Share shall be the product of (a) the per share offering price to the public of the Company’s Initial Public Offering, and (b) the number of shares of Common Stock into which each Warrant Share is convertible at the time of such exercise or, if the Warrant Shares are shares of Common Stock, one. In the event that this Warrant is exercised pursuant to this Section 4 in connection with the Company’s consummation of a merger or sale of the stock or substantially all of the assets of the Company, the fair market value per Warrant Share shall be based upon the valuation of the Company reasonably determined by the Company’s Board of Directors based upon the consideration received in connection with such transaction. If the Warrant Shares are not traded on the over-the-counter market, an exchange or an electronic securities market, the fair market value shall be the price per Warrant Share that the Company could obtain from a willing buyer for Warrant Shares sold by the Company from authorized but unissued Warrant Shares, as such prices shall be determined in good faith by the Company’s Board of Directors.

5. Covenants of the Company.

(a) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters or a stock dividend) or other distribution, any merger or sale of the Company (or substantially all of its assets) or any voluntary dissolution, liquidation or winding up, the Company shall mail to the Holder, at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such action.

(b) Covenants as to Exercise Shares. The Company covenants and agrees that all Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Preferred Stock and Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Series E Preferred Stock and Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series E Preferred Stock and Common Stock to such number of shares as shall be sufficient for such purposes.

6. Representations and Warranties of the Holder. In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:

(a) Authorization. Holder represents that it has full power and authority to enter into this Warrant. This Warrant constitutes the Holder’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b) Purchase Entirely for Own Account. The Holder acknowledges that this Warrant is entered into by the Holder in reliance upon such Holder’s representation to the Company that the Warrant and the Warrant Shares, and the Common Stock issuable upon conversion of the Warrant Shares (collectively, the “Securities”) will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in or otherwise distributing the same. By acknowledging this Warrant, the Holder further represents that the Holder does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

(c) Disclosure of Information. The Holder acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

(d) Investment Experience. The Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, the Holder also represents it has not been organized solely for the purpose of acquiring the Securities.

(e) Accredited Investor. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Act.

(f) Restricted Securities. The Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, the Holder represents that it is familiar with Rule 144, as presently in effect, as promulgated by the SEC under the Act (“Rule 144”), and understands the resale limitations imposed thereby and by the Act.

(g) Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by the terms of this Warrant, including, without limitation, this Section 6, and:

(i) there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) the Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in extraordinary circumstances.

(h) Legends. It is understood that the Securities may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

7. Adjustment of Exercise Price and Number of Warrant Shares. The number and kind of Warrant Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Preferred Stock, by split-up or otherwise, or combine its Preferred Stock, or issue additional shares of its Preferred Stock or Common Stock as a dividend with respect to any shares of its Preferred Stock, the number of Warrant Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 7(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Warrant Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Warrant Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Warrant Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

(d) Conversion of Preferred Stock. In the event that all outstanding shares of Preferred Stock are converted to Common Stock, or any other security, in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation in connection with the Company’s Initial Public Offering or other event, this Warrant shall become exercisable for Common Stock or such other security.

8. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

9. No Stockholder Rights. Except as provided herein, prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Warrant Shares, including (without limitation) the right to vote such Warrant Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and except as otherwise provided in this Warrant, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company. Notwithstanding the foregoing, the Holder shall be entitled to dividends declared and payable solely in equity securities of the Company.

10. Governing Law. This Warrant shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

11. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

12. Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

13. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 13):

If to the Company:

CHARGEPOINT, INC.

1692 Dell Avenue

Campbell, CA 95008-6901

Attention: General Counsel

If to Holder:

At the addresses shown on the signature pages hereto.

14. Amendments and Waivers. This Warrant and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Nonetheless, any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder; or if this Warrant has been assigned in part, by the holders or rights to purchase a majority of the shares originally issuable pursuant to this Warrant.

15. Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

16. Investors’ Rights Agreement In connection with the issuance of this Warrant, the Holder shall become a party to that certain Amended and Restated Investors’ Rights Agreement dated April 23, 2014, as amended, by and among the Company and the persons listed on Schedule A thereto (the “Rights Agreement”), by signing an adoption agreement thereto.

17. Information. So long as the Holder holds this Warrant and/or shares of Series E Preferred Stock or Common Stock, the Company shall deliver to the Holder, promptly after mailing, copies of all notices, reports, financial statements, proxies or other written communication delivered or mailed to all of the holders of the Series E Preferred Stock or Common Stock. In addition, so long as the Holder holds this Warrant and/or shares of Series E Preferred Stock or Common Stock, the Company will deliver to Holder its updated capitalization table after any financing event and its annual and quarterly financial statements pursuant to Sections 2.1 and 2.2(a) of the Rights Agreement, provided that the quarterly financial statements may not include non-cash compensation expenses in accordance with GAAP.

18. Special Mandatory Conversion. To the extent that this Warrant remains unexercised at the time of a Qualified Financing (as defined in the Restated Certificate), this Warrant and the shares exercisable upon exercise of the Warrant following the Qualified Financing shall not be subject to a Special Mandatory Conversion (as defined in the Restated Certificate).

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

CHARGEPOINT, INC.

By:
Antonio Canova
Chief Operating Officer

ACKNOWLEDGED AND AGREED:

ARES CAPITAL CORPORATION

By:
Name:
Title:

245 Park Avenue, 44th Floor
New York, NY 10167
Attn: Legal Department
Fax: 312.252.7501

NOTICE OF EXERCISE

CHARGEPOINT, INC.
Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

☐	_____ shares of Series E Preferred Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Warrant Shares in full, together with all applicable transfer taxes, if any.

☐	Net Exercise the attached Warrant with respect to _____ Warrant Shares.

The undersigned hereby represents and warrants that Representations and Warranties in Section 6 of the Warrant are true and correct as of the date hereof.

Date: ____________________

HOLDER

By:

Address:

Name in which shares should be registered:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

For Value Received, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name: ____________________________________________________________

                                  (Please Print)

Address: ____________________________________________________________

                                  (Please Print)

Dated: ________________________

Holder’s
Signature: ________________________________________________

Holder’s
Address: ________________________________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant. Officers of corporations and those acting in a fiduciary or other representative capacity should provide proper evidence of authority to assign the foregoing Warrant.